Exhibit 5.1

June 21, 2007

TeamStaff, Inc.
1545 Peachtree Street, N.E.
Atlanta, Georgia 30309

Re:    TeamStaff, Inc.
           Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to TeamStaff, Inc., a New Jersey corporation (the ‘‘Company’’), and are delivering this opinion in connection with the Registration Statement on Form S-8 of the Company (together with all exhibits thereto, the ‘‘Registration Statement’’) being filed with the Securities and Exchange Commission (the ‘‘Commission’’) on the date hereof, relating to the registration by the Company of 5,000,000 shares (the ‘‘Plan Shares’’) of the Company’s common stock, par value $0.001 per share (the ‘‘Common Stock’’), authorized for issuance pursuant to the Company’s 2006 Long-Term Incentive Plan (the ‘‘2006 Plan’’).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, as filed with the Commission under the Act on the date hereof; (ii) the 2006 Plan; (iii) the Certificate of Incorporation of the Company, as amended to date; and (iv) the By-laws of the Company; and Such other documents, corporate records and questions of law as we have deemed necessary solely for the purpose of enabling us to render the opinions expressed herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of documents executed or to be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials. The opinion set forth below is subject to the following further qualifications, assumptions and limitations that:

(a)	all Plan Shares will be issued in accordance with the terms of the 2006 Plan;

(b)	the consideration received by the Company for each Plan Share delivered pursuant to the 2006 Plan shall not be less than the par value of the Common Stock; and

(c)	the registrar and transfer agent for the Common Stock will duly register such issuance and countersign the stock certificates evidencing such Plan Shares and such stock certificates will conform to the specimen certificates examined by us.

Members of s of the State of New Jersey, and we do not express any opinion as to the effect of our firm are admitted to the bar in the State of New York and we do not express any opinion as to the laws of any jurisdiction other than the corporate lawany other laws on the opinion stated herein.

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that the Plan Shares have been duly authorized for issuance and, when delivered and paid for in accordance with the terms of the 2006 Plan, the Plan Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,
/s/ Becker & Poliakoff, LLP Becker & Poliakoff, LLP